Exhibit 99.1

APRIL 28, 2008

PRESS RELEASE

SAUER-DANFOSS INC. REPORTS FIRST QUARTER 2008 RESULTS

•      All-Time Record Sales and Earnings

•      Significant Margin Improvement

•      New Orders and Backlog Remain Strong

•      Sales and Earnings Guidance Raised for the Full Year 2008

CHICAGO, Illinois, USA, April 28, 2008—Sauer-Danfoss Inc. (NYSE: SHS) today announced financial results for its first quarter ended March 31, 2008. Net sales for the quarter increased 18 percent to $617.4 million, compared to net sales of $523.1 million for the first quarter 2007.  Net income for the quarter rose 81 percent to $27.9 million, or $0.57 per share, compared to $15.4 million, or $0.32 per share for the first quarter 2007.  First quarter 2008 net income included a one-time gain on the sale of a building of approximately $1.5 million, or $0.02 per share, related to the previously completed restructuring program.  First quarter 2007 results included restructuring costs of $11.9 million, or $0.21 per share.

David Anderson, President and Chief Executive Officer, stated, “This was an outstanding quarter for Sauer-Danfoss, reporting the highest quarterly sales and earnings in the history of the Company.  The growth in revenue was across all regions and business segments.  Importantly, our operating margin improved significantly, led by the impressive performance in our Propel segment.  We continue to address capacity constraints and operational issues in our Work Function and Controls divisions, which should result in margin improvement later this year and into 2009.”

Excluding the impact of currency translation rate changes and divestitures, sales for the first quarter 2008 increased 13 percent over the prior year period with growth of 8 percent in the Americas, 14 percent in Europe and 34 percent in the Asia-Pacific region.

Executive Offices: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

Krokamp 35, 24539 Neumünster, Germany

For the first quarter 2008, excluding the impact of currency translation rate changes and divestitures, sales in the Propel segment increased 15 percent, sales in the Work Function segment increased 9 percent, and sales in the Controls segment increased 13 percent compared with the prior year.

Anderson commented, “Our sales growth is quite impressive considering the economic concerns in some of the U.S. and world markets.  Our growth was led by strong sales into Ag equipment markets in both the Americas and European regions, highlighting the benefit of our geographic diversification.”

Orders and Backlog Support Continued Growth

Orders received for the first quarter 2008 were $677.9 million, up 22 percent from the same period last year.  Excluding currency translation rate changes and divestitures, orders were up 13 percent.

Total backlog at the end of first quarter 2008 was $1,035.8 million, a 56 percent increase from the end of first quarter 2007.  Excluding currency translation rate changes and divestitures, backlog was up 41 percent.

Anderson stated, “Even though economic uncertainty continues to exist in some of our markets, our order level and backlog reflect our ability to consistently outgrow our served markets.  This capability is a result of the combined strength of our product portfolio and applications know-how.  The bottom line is, we’ve been able to continually increase our dollar content on customer vehicles and win market share, offsetting overall market declines.”

First Quarter Cash Flow

Cash flow from operations for the first quarter 2008 was $14.3 million, compared to last year’s $2.1 million.  Capital expenditures for the first quarter 2008 were $35.1 million, a planned capacity-focused increase from last year’s $24.9 million.  The debt to total capital ratio, or leverage ratio, was 43 percent at the end of the first quarter 2008, level with year-end.

Outlook

“Our record first quarter sales and results, along with a strong backlog, give us reason to raise our outlook for the full year,” Anderson said.  “We now expect full year 2008 earnings to be $1.50 to $1.65 per share based on a sales growth of 9 to 11 percent and capital expenditures to be 7 to 8 percent of sales.”

Webcast Information

Members of Sauer-Danfoss’ management team will host a Webcast on April 29 at 10 AM Eastern Time to discuss 2008 first quarter results.  The call is open to all interested parties on listen-only mode via an audio webcast and can be accessed through the Investor Relations page of the Company’s website at http://ir.sauer-danfoss.com. A replay of the call will be available at that site through May 29, 2008.

About Sauer-Danfoss

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric and electronic systems and components, for use primarily in applications of mobile equipment.  Sauer-Danfoss, with 9,800 employees worldwide and revenue of approximately $2.0 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois and in Neumünster, Germany.  More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors.  Readers should bear in mind that past experience may not be a good guide to anticipating actual future results.  The economy in the U.S. remains unstable due to the repercussions of the deterioration in the credit markets, the weak housing and residential construction markets, and uncertainty surrounding job creation, interest rates and crude oil prices.  The European economy has been strong for some time but may be reaching its peak, with inevitable declines to follow.  Any downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, field retrofit claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; the impact of new or changed tax and other legislation and regulations in jurisdictions in which the Company and its affiliates operate; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company’s latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this press release.

For further information please contact:

Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
(Dollars in thousands except share and per share data)	March 31, 2008	March 31, 2007
Net sales	617,399	523,132
Cost of sales	469,674	398,547
Gross profit	147,725	124,585
Research and development	19,286	16,850
Selling, general and administrative	67,982	61,852
Net (gain)/loss on disposal of fixed assets	(1,212)	252
Loss on sale of business	—	6,230
Total operating expenses	86,056	85,184
Income from operations	61,669	39,401
Nonoperating expenses:
Interest expense, net	(6,487)	(5,356)
Minority interest	(8,939)	(8,384)
Other, net	(3,836)	(1,112)
Income before income taxes	42,407	24,549
Income taxes	(14,544)	(9,180)
Net income	27,863	15,369
Net income per share:
Basic net income per common share	0.58	0.32
Diluted net income per common share	0.57	0.32
Weighted average shares outstanding
Basic	48,210	48,085
Diluted	48,514	48,269
Cash dividends declared per common share	0.18	0.18

BUSINESS SEGMENT INFORMATION

	Three Months Ended
(Dollars in thousands)	March 31, 2008	March 31, 2007
Net sales
Propel	311,658	256,970
Work Function	160,486	138,373
Controls	145,255	127,789
Total	617,399	523,132
Segment Income (Loss)
Propel	65,437	45,673
Work Function	4,388	2,479
Controls	4,875	5,002
Global Services and Other Expenses, net	(16,867)	(14,865)
Total	57,833	38,289

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
(Dollars in thousands)	March 31, 2008	March 31, 2007
Cash flows from operating activities:
Net income	27,863	15,369
Depreciation and amortization	28,041	24,530
Minority interest	8,939	8,384
Net change in receivables, inventories, and payables	(48,144)	(59,123)
Other, net	(2,365)	12,957
Net cash provided by operating activities	14,334	2,117
Cash flows from investing activities:
Purchases of property, plant and equipment	(35,146)	(24,876)
Proceeds from sale of property, plant and equipment	3,472	542
Net cash used in investing activities	(31,674)	(24,334)
Cash flows from financing activities:
Net borrowings on notes payable and debt instruments	36,886	36,336
Cash dividends	(8,667)	(7,639)
Distribution to minority interest partners	(2,415)	(2,613)
Net cash provided by financing activities	25,804	26,084
Effect of exchange rate changes	(4)	1,617
Net increase in cash and cash equivalents	8,460	5,484
Cash and cash equivalents at beginning of year	26,789	29,112
Cash and cash equivalents at end of period	35,249	34,596

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	March 31, 2008	Dec. 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	35,249	26,789
Accounts receivable, net	399,577	318,152
Inventories	327,939	319,524
Other current assets	64,199	55,677
Total current assets	826,964	720,142
Property, plant and equipment, net	608,331	562,818
Other assets	223,457	217,462
Total assets	1,658,752	1,500,422

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	65,389	59,415
Long-term debt due within one year	240,421	208,819
Accounts payable	175,949	168,015
Other accrued liabilities	162,138	128,358
Total current liabilities	643,897	564,607
Long-term debt	189,875	175,811
Long-term pension liability	61,117	70,777
Deferred income taxes	38,048	40,930
Other liabilities	65,110	62,253
Minority interest in net assets of consolidated companies	69,464	60,544
Stockholders’ equity	591,241	525,500
Total liabilities and stockholders’ equity	1,658,752	1,500,422

Number of employees at end of period	9,853	9,756
Debt to total capital ratio (1)	43%	43%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital.  Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt.  Total capital is the sum of total interest bearing debt, minority interest in net assets of consolidated companies, and stockholders’ equity.